EXHIBIT 4.6

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of July 11, 2006, among The Neiman Marcus Group, Inc., a Delaware corporation (the “Company”), The Bank of New York Trust Company, N.A., a national banking association, as successor trustee (the “Trustee”), and Neiman Marcus, Inc., a Delaware corporation, as guarantor (the “Guarantor”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee previously have entered into an indenture, dated as of May 27, 1998 (the “Base Indenture”), providing for the issuance of 7.125% Senior Debentures Due 2028 (the “2028 Debentures”) (the Base Indenture together with the terms of the 2028 Debentures as established as contemplated by Section 301 thereof is referred to herein as the “Original Indenture” and the Original Indenture as it may from time to time be supplemented or amended, including by this First Supplemental Indenture, is referred to herein as the “Indenture”);

WHEREAS, Section 901 of the Base Indenture permits the Company, when authorized by a Board Resolution, and the Trustee to enter into one or more indentures supplemental to the Indenture without the consent of holders of any securities issued thereunder to add to the rights of the holders of such securities;

WHEREAS, the Company received cash consideration for the issuance and initial sale of the 2028 Debentures on May 27, 1998;

WHEREAS, the Company is a wholly-owned subsidiary of the Guarantor;

WHEREAS, the Guarantor desires to provide and the Board of Directors of the Company has authorized the Guarantor to provide a guarantee of the outstanding 2028 Debentures;

WHEREAS, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the parties and a valid supplement to the Indenture have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Original Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree, for the equal and ratable benefit of all holders of the outstanding 2028 Debentures (the “Holders”), as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01          Defined Terms.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as supplemented and amended hereby.  All definitions in the Original Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture.

ARTICLE TWO

GUARANTEE

Pursuant to Section 901 of the Base Indenture, the Company and the Trustee hereby provide and the Guarantor hereby agrees as follows:

Section 2.01          The Guarantee.  The Guarantor hereby irrevocably and unconditionally guarantees (the “Guarantee”), as primary obligor and not merely as surety, the 2028 Debentures and obligations of the Company under the Indenture and the 2028 Debentures, and guarantees to each Holder of a 2028 Debenture authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on the 2028 Debentures shall be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Law”)) together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any 2028 Debentures or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

(a)           The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the 2028 Debentures or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor.

(b)           The Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee shall not be discharged as to any 2028 Debenture except by complete performance of the obligations contained in such 2028 Debenture, the Indenture and the Guarantee.  The

Guarantor acknowledges that the Guarantee is a guarantee of payment, performance and compliance when due and not of collection.  The Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such 2028 Debenture, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such 2028 Debenture, subject to the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce the Guarantee without first proceeding against the Company.  The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the 2028 Debentures, to collect interest on the 2028 Debentures, or to enforce or exercise any other right or remedy with respect to the 2028 Debentures, the Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  The Guarantor further agrees that, as between the Guarantor, on one hand, and the Holders and the Trustee on the other hand, (1) subject to the provisions of the Guarantee, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Base Indenture for the purposes of the Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five of the Base Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

(d)           The Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the 2028 Debentures are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the 2028 Debentures, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the 2028 Debentures shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 2.02          Severability.  In case any provision of the Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

Section 2.03          Subrogation.  The Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of Section 2.01 of this First Supplemental Indenture; provided, however, that, if a Default or Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the 2028 Debentures shall have been paid in full.

Section 2.04          Reinstatement.  The Guarantor hereby agrees that the Guarantee provided for in Section 2.01 of this First Supplemental Indenture shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or the Guarantor.

Section 2.05          Release.  The Guarantee shall automatically and unconditionally be released and discharged, and no further action by the Guarantor, the Company or the Trustee is required for the release of the Guarantee, upon exercise by the Company of its defeasance of the Notes under Section 403(a) or (b) the Base Indenture or if the Company’s obligations under this Indenture are discharged in accordance with Section 401 of the Base Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.01          Effect of This First Supplemental Indenture.  This First Supplemental Indenture supplements the Original Indenture and shall be a part, and subject to all the terms, thereof.  The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law.

Section   3.02        Governing Law.  This First Supplemental Indenture shall be governed by, and construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 3.03          Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction of this First Supplemental Indenture.

Section 3.04          Counterparts.  The parties may sign multiple counterparts of this First Supplemental Indenture.  Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 3.05          Trustee.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture; the recitals and statements herein are deemed to be those of the Company and Guarantor and not of the Trustee.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, all as of the date and year first written above.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Nelson A. Bangs
Name: Nelson A. Bangs
Title: Senior Vice President

NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs
Name: Nelson A. Bangs
Title: Senior Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ John C. Stuhlmann
Name: John C. Stuhlmann
Title: Vice President